Exhibit 99.1

WhiteFiber Announces Exercise in Full of Over-Allotment Option in Initial Public Offering

NEW YORK, September 3, 2025 /PRNewswire/ — WhiteFiber, Inc. (Nasdaq: WYFI) (“WhiteFiber” or the “Company”), today announced that the underwriters of its previously completed initial public offering of ordinary shares have fully exercised their option to purchase an additional 1,406,250 ordinary shares at the public offering price of $17.00 per share, resulting in additional gross proceeds of approximately $23.9 million. After giving effect to the exercise of the over-allotment option, the total number of ordinary shares sold by WhiteFiber in the initial public offering increased to 10,781,250 shares and the gross proceeds increased to approximately $183.3 million in the aggregate. The exercise of the over-allotment option is expected to close on September 4, 2025, subject to customary closing conditions. The ordinary shares began trading on The Nasdaq Capital Market on August 7, 2025 under the symbol “WYFI.”

B. Riley Securities and Needham & Company acted as the joint book-running managers for the offering. Macquarie Capital also acted as a book-runner for the offering. Roth Capital Partners acted as lead manager for the offering. Craig-Hallum and Clear Street acted as co-managers for the offering.

A registration statement relating to these securities was filed with the SEC and declared effective on August 6, 2025. The offering was made solely by means of a prospectus. Copies of the final prospectus may be obtained from: B. Riley Securities, 1300 17th Street North, Suite 1300, Arlington, VA 22209, Attention: Prospectus Department, by telephone at (703) 312-9580 or by email at prospectuses@brileysecurities.com; or from: Needham & Company, LLC, 250 Park Avenue, 10th Floor, New York, NY 10177, Attn: Prospectus Department, prospectus@needhamco.com or by telephone at (800) 903-3268.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About WhiteFiber

WhiteFiber is a provider of artificial intelligence (“AI”) infrastructure solutions. WhiteFiber owns high-performance computing data centers and provides cloud services to customers. Our vertically integrated model combines specialized colocation, hosting, and cloud services engineered to maximize performance, efficiency, and margin for generative AI workloads. In connection with this offering, WhiteFiber was carved out of Bit Digital, Inc. and now operates as a separate public company.

Investor Contact:

IR@whitefiber.com

Media Contact:

Jo Anne McCusker
JAM Strategic Communications
joanne@jam-comms.com
(917) 740-9499